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EXHIBIT 23.1

                  Consent of Independent Chartered Accountants

We consent to the incorporation by reference in the Registration Statements (Form S-8, numbers 333-43080, 333-76849 and 333-73666), pertaining to the 1995
Stock Plan for Employees and Directors of GSI Lumonics Inc., the General Scanning Inc. 1981 Incentive Stock Option Plan, the General Scanning Inc. 1992 Stock Option Plan, the General Scanning Inc. 1995 Directors' Warrant Plan and the GSI Lumonics Inc. Employee Stock Purchase Plan, of our report dated February 15, 2002, with respect to the consolidated financial statements and schedules of GSI Lumonics Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2001.


March 12, 2002                                         /s/ Ernst & Young LLP
Ottawa, Canada                                         Chartered Accountants